EXHIBIT 21.1

COLUMBUS McKINNON CORPORATION

SUBSIDIARIES OF THE REGISTRANT

March 31, 2003

Audubon West, Inc.

CM Insurance Company, Inc. (US)

Columbus McKinnon de Mexico, S.A. de C.V. (Mexico)

Columbus McKinnon do Brazil Ltda. (Brazil)

Crane Equipment & Service, Inc. (US)

Larco Industrial Services, Ltd. (Canada)

Société d’Exploitation des Raccords Gautier (France)

Univeyor A/S (Denmark)

Ejendomsselskabet Lupinvej 11 (Denmark)

Univeyor AB (Sweden)

Univeyor Conveying Systems Ltd. (England)

Yale Industrial Products, Inc. (US)

Egyptian-American Crane Co. (Joint Venture) (Egypt)

Spreckels Water Company, Inc. (US)

Spreckels Consolidated Industries, Inc. (US)

Audubon Europe S.a.r.l. (Luxembourg)

Columbus McKinnon Limited (Canada)

Yale Industrial Products Ltd. (England)

Yale Industrial Products GmbH (Germany)

Camlok Lifting Clamps Ltd. (England)

Hangzhou LILA Lifting and Lashing Co. Ltd. (China)

Yale Levage (France)

Yale Elevación Ibérica S.L. (Spain)

Yale Hangzhou Industrial Products Ltd. (China)

Yale Industrial Products B.V. (The Netherlands)

Yale Industrial Products GmbH (Austria)

Yale Industrial Products Pty. Ltd. (South Africa)

Yale Industrial Products Asia (Thailand) Co. Ltd. (Thailand)

Yale Lifting & Mining Products (Pty.) Ltd. (South Africa)